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                                                                    EXHIBIT 10.9

                        GEN-NET LEASE INCOME TRUST, INC.
                          LETTER OF INTENT TO PURCHASE

                                                              September 25, 2003

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
OFFEROR:                 Gen-Net Lease Income Trust, Inc. or Assigns (Gen-Net)
Prospective Title Holder
Contact Name:            Gregg S. Barton                                 Title: Vice President
Company:                 Genesis Financial Group, Inc.
Address:                 24081 West River Road, 1st Floor
City:                    Grosse lle                                      State: Michigan           Zip: 48138
E-Mail:                  gbarton@gennet.biz
Phone:                   1-800-546-2630                                  Fax:   1-734-671-7883

OWNER:                   VA Venture Baton Rouge, LLC (Owner)
Current Fee Title Holder
Contact Name:                                                            Title:
Company:                 VA Venture Baton Rouge, LLC
Address:                 1847 Woodlawn Ave.
City:                    Griffith                                        State: IN                 Zip: 46319
E-Mail:                  jbrant@brantco.com
Phone:                   218.838.2300                                    Fax:   219.828.5218

Contact Name:            Joe Wissmann                                    Title:
Company:                 Wissmann Commercial Real Estate
Address:                 23439 Michigan Ave.
City:                    Dearborn                                        State  MI                 Zip: 48124
E-Mail                   [Illegible]
Phone:                   313.581.1900                                    Fax:   313-581-1903

Contact Name:                                                            Title:
Company:
Address:
City:                                                                    State:                    Zip:
E-Mail:
Phone:                                                                   Fax:

PROPERTY:                Veterans Administration Outpatient Clinic (Property)
Address:                 7968 Esson Park Ave.
City                     Baton Rouge                                     State: LA                 Zip: 70809
Brief Legal:             A single story, rectangular-shaped medical property
                         consisting of approximately 30,000 sq. ft. leased to the
                         Veterans Administration situated on 3.162 acres
Consisting of:

TENANT:                  Veterans Administration
Occupant:
Rental and               15 years firm - $723,600 Gross Rental Income Annually - Rent to
Terms:                   commence 4/04
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Dear Gentlemen:

This Letter of Intent sets forth the mutual intent of the parties regarding the sale by Owner and the purchase by Gen-Net or affiliate of that real property and the existing improvements located thereon (including all personal property located thereon and used in the operation thereof and all parts and replacements inventories) described above ("Property") pursuant to the purchase price and other terms as outlined herein.

1. AGREEMENT: Subject to the provision of Section 12, within thirty business days after a copy of this Letter of Intent executed on behalf of Owner has been received by Gen-Net, a definitive agreement for purchase and sale of the Property ("Agreement") shall be executed between Gen-Net and Owner setting forth the terms and conditions contained herein below and any other matters necessary for the consummation of the contemplated transaction in accordance with the intent expressed in this Letter of Intent, the customs of the community in which the Property is located and Gen-Net acquisition standards. Buyer shall deliver to Seller a first draft of the Agreement within [Illegible] business days after a copy of this Letter of Intent executed on behalf of Owner has been received by Gen-Net.

2. PURCHASE PRICE: The total purchase price of the Property will be Six Million Six Hundred Thousand and No/100 Dollars, $6,600,000 ("Purchase Price"), which shall be payable in cash or equivalent at closing, adjusted for deposits, charges, credits and prorates made pursuant to the Agreement.

(THIS SECTION IS [X] APPLICABLE [ ] NOT APPLICABLE) The Purchase Price represents an in-going capitalization rate (Capitalization Rate) of Eight and 40/100ths percent (8.40%) on projected calendar year 2004 Net Operating Income
(NOI) after reserves. The Purchase Price shall be adjusted in the Agreement to reflect a Capitalization Rate of Eight and 40/100ths percent (8.40%) on NOI per a mutually agreed to formula for NOI calculation and further adjusted at closing in accordance to the agreed to formulae subject to the results of an audit referred to in Section 11(ii) below.

(THIS SECTION IS [X] APPLICABLE [ ] NOT APPLICABLE) The Capitalization Rate above cited will be adjusted upon the date of closing of this transaction according to an index to be selected and agreed upon by Gen-Net and the Owner and included in the Agreement.

3. DEPOSIT: At the time of the execution of the Agreement by all parties, Gen-Net shall deposit the amount of $50,000 ("Deposit") in an escrow account with a yet-to-be-determined escrow agent ("Escrow Company") as selected by Gen-Net. Should Gen-Net default under the terms of the Agreement, the Deposit, as well as all interest accrued thereon if any, shall be surrendered to Owner as total liquidated damages and Owner's sole remedy. Should the transaction fail to close for any reason other than Gen-Net's default, the Deposit, as well as all interest accrued thereon, shall be returned to Gen-Net.

4. TITLE INSURANCE: Owner shall furnish to Gen-Net a commitment for insurance under an Owner's Extended Coverage Policy of Title Insurance (ALTA form) issued by the Escrow Company.

The Escrow Company after the effective date of the Agreement will commit to insure that marketable fee simple title will vest in Gen-Net at closing subject to standard ALTA title policy printed exceptions (Schedule B, Section 2, Exceptions) and such other exceptions as will not


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interfere with the contemplated use, leasing, financing or resale of the
Property. The cost of the title insurance policy shall be at the minimum promulgated rate allowed by applicable state law, or if there is not a minimum promulgated rate, at a negotiated rate, which is competitive in the applicable local market. Owner shall convey to Gen-Net good and indefeasible fee simple title to the Property, subject only to the encumbrances, easements, right-of-ways and other exceptions to title as shall be approved by Gen-Net during the Inspection Period.

5. INSPECTION PERIOD: Gen-Net shall have a period not to exceed seventy-five business days from final execution of the Agreement (Inspection Period) to review or to conduct (at Gen-Net's expense) all those inspections, tests, surveys, examinations and other studies which Gen-Net may desire to conduct, with the purpose of satisfying itself in its sole and absolute discretion that the Property and the lease(s) thereon are acceptable and satisfactory to Gen-Net, that the Property is suitable for Gen-Net's purposes and that the Property meets or exceeds all underwriting, legal and regulatory standards and requirements of Gen-Net.

Within ten (10) days after the final execution of the Agreement, Owner shall provided to Gen-Net any and all operating and financial documents, records, reports, audits, agreements, contracts for services, leases (a copy of the fully executed lease, lease memorandum and all amendments), construction and development documents, appraisals, construction appraisals, warranties, surveys, tests, reports, environmental reports or studies, notices, advisories, permits and certifications for occupancy and anything else in its possession material to the status or condition of the Property to facilitate Gen-Net in conducting its due diligence activities during the Inspection Period. Further, Owner shall deliver to Gen-Net an ALTA/ACSM Land Title Survey of the Property no later than thirty days prior to the conclusion of the Inspection Period, said survey to be dated no later than ninety days prior to closing.

This Inspection Period may be extended by Gen-Net for an additional twenty business days upon delivery to Owner prior to the conclusion of this Inspection Period written notice of Gen-Net's intent to extend the Inspection Period and declaring the Earnest Deposit provided for herein as non-refundable, subject only to Owner possessing unencumbered, insurable, marketable fee title and the independent verification of all representations and warranties made or given by Owner or Owner's agent.

6. TERMINATION OF AGREEMENT BY GEN-NET LEASE INCOME TRUST, INC.: In the event that Gen-Net is unable to satisfy itself with respect to its investigations and the suitability of the Property within the Inspection Period referenced in Paragraph 5 above, Gen-Net shall have the right to terminate the Agreement without penalty or liability and the Deposit, together with interest accrued thereon, if any, shall be returned to Gen-Net.

7. CLOSING: Closing will be no later than thirty business days after the end of the Inspection Period and the satisfaction of conditions precedent as set forth herein.

8. CLOSING COSTS: At the closing, Gen-Net shall pay (i) documentary stamps, transfer and intangible taxes on Gen-Net's mortgages and notes, (ii) recording costs on the deed, Gen-Net's mortgages and financing statements, and (iii) the cost of any mortgagee's title insurance commitment and policy, (iv) survey update, if any, and (v) Gen-Net's loan costs. Owner shall pay (i) documentary stamps, transfer and intangible taxes on the deed, (ii) the cost of the owner's title insurance commitment and policy and (iii) recording costs on corrective title instruments and releases. Gen-Net and Owner shall split the cost of the escrow closing evenly. Each party shall pay its own attorney's fees.


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9. STANDSTILL AGREEMENT: The purpose of a standstill agreement is to give
Gen-Net and Owner some protection against his or her investment in time and expenses necessary to perform all tasks related to completing the Agreement above referenced such as attorneys or accountants fees, appraisal fees, title searches, among other costs.

For and in consideration of the time and expenses to be invested by the parties, until the sooner of (i) the above referenced Agreement is executed by all parties, (ii) the parties agree in writing to disengage or, (iii) the parties fail to reach agreement as provided in Section 12 (collectively "Standstill Period"), the Owner agrees not to seek or converse with additional potential buyers for the assets covered by the Letter of Intent other than Gen-Net. This agreement is binding upon the parties and shall survive the Standstill Period and the termination hereof.

10. BROKERAGE: Owner and Gen-Net agree that no brokerage fee is due to any third party in connection with the contemplated transaction, and agree that neither party will pay a brokerage commission or finder's fee to any third party under the Agreement, except a fee not to exceed Three percent (3%) of the gross Purchase Price to Owner's Broker of record and Wissmann Commercial Real Estate ("Broker(s)") which will be paid by Owner. Brokers shall certify as to the aggregate amount of fees received from all parties. Gen-Net and Owner further agree to defend one another under the Agreement against all costs and claims for broker's commissions or finder's fees made by any other person other than Broker in connection with the contemplated transaction.

11. CONDITIONS PRECEDENT: An Agreement may be executed on behalf of Gen-Net only by its Chairman or its President and shall be subject to the following conditions precedent:

      i. Approval of the acquisition by the Board of Directors of Gen-Net, such approval and the notice thereof to be forthcoming in written form prior to the conclusion of the Inspection Period. Should the Board of Directors not approve the acquisition prior to the conclusion of the Inspection Period, Gen-Net shall have the right to terminate the Agreement without penalty or liability and the Deposit, together with interest accrued thereon, if any, shall be returned to Gen-Net;

      ii. Delivery to Gen-Net of all documents and records reasonably required and necessary to meet its disclosure obligations as a public company, including financial information on the Property for the prior 3 years (or as long as owned or operated by the Owner, if less) sufficient for Gen-Net's auditors, at its direction, to be able to prepare AICPA standard audited financial statements, provided that Gen-Net shall promptly notify the Owner in writing of any shortcoming in said reasonably required instruments and may delay the closing pending their production and provided further that the Owner shall not be required to produce any materials that do not already exist; should the financial records prove to be not auditable under the reasonable application of AICPA Standards, Gen-Net shall have the right to terminate the Agreement without penalty or liability and the Deposit, together with interest accrued thereon, if any, shall be returned to Gen-Net;

      iii. Owner shall deliver to Gen-Net at closing an estoppel certificate and subordination agreement from Tenant. Owner shall deliver to Gen-Net at closing an estoppel certificate and subordination agreement from Tenant; and,

      iv. The Agreement is conditioned upon Owner delivering the Property in a fully compliant condition in accordance with the plan and specification provided in the SFO or


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      as approved by GSA with and Occupancy Permit having been issued and the premises having been accepted by GSA and having commenced.

12. EXCLUSIVITY: With the exception of Section 9, it is understood that neither Gen-Net nor Owner shall incur any liability or obligation by reason of this Letter of Intent and neither party shall be obligated to the other until the Agreement is executed.

13. OTHER PROVISIONS: None.

The purpose of this letter is to reach an understanding on the general terms of a proposed agreement before expending the time and cost of preparing such an agreement. It is expressly understood and agreed that this letter is not a contract and that this letter creates no legal rights or obligations whatsoever between the parties with the exception of Section 9. Nevertheless, it is the intent of the parties to cause an agreement to be expeditiously prepared incorporating the terms and conditions set out in this Letter of Intent, together with other terms and conditions customarily contained in purchase and sale agreements for properties similar to the subject property and other terms and conditions which are applicable to this transaction. The parties agree that neither party shall have any rights, liability, or obligations relating to the subject matter hereof in the event that after reasonable efforts have been expended, they are unable or shall fail to reach an agreement on a mutually acceptable agreement and execute that agreement.

Unless accepted by Owner, this Letter of Intent is withdrawn effective 5:00 P.M., the 28th day of September, 2003.

Please indicate your confirmation and approval of the foregoing statements of intent by countersigning a copy of the Letter of Intent and returning same to the attention of the Gen-Net Lease Income Trust, Inc.

Gen-Net Lease Income Trust, Inc.              VA Venture Baton Rouge, LLC, Owner



/s/ Thomas D. Peschio                         /s/ [Name Illegible]
----------------------------------            ----------------------------------
By:  Thomas D. Peschio, President/CEO         By:

Date: September 25, 2003                      Date:  September 26, 2003


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